                                                                      EXHIBIT 12

                             Texas Industries, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                       (In thousands except for ratios)

                                                                                  Nine Months Ended
                                          Fiscal Years Ended May 31,                 February 28,
                                   --------------------------------------   -----------------------------
                                    1993      1994      1995       1996      1997       1997       1998
                                    ----      ----      ----       ----      ----       ----       ----
Earnings:
  Earnings before income taxes
   from continuing operations....  $   411   $40,410   $73,717   $127,210   $116,663   $74,680   $102,040
  Add: Fixed charges.............   35,781    29,551    24,131     25,434     24,797    18,216     21,199
  Less: Interest capitalized
     Earnings....................     --        --        --         --          190      --        2,055
                                   -------   -------   -------    -------   --------   -------   --------
                                    36,172    69,961    97,848    152,644    141,270    92,896    121,184

Fixed Charges:
  Interest.......................   32,596    26,231    20,117     19,960     19,075    14,165     16,472
  Portion of rental expense
   representative of the
   interest factor(1)............    3,185     3,320     4,014      5,474      5,722     4,051      4,727
                                   -------   -------   -------    -------   --------   -------   --------
     Total Fixed Charges.........  $35,781   $29,551   $24,131    $25,434   $ 24,797   $18,216   $ 21,199

Ratio of Earnings to Fixed
   Charges.......................     1.01      2.37      4.05       6.00       5.70      5.10       5.72



(1) For purposes of calculating fixed charges, an interest factor of 1/3 was applied to total rent expense for the period indicated.